Exhibit 99.01

                   Avalon Energy Corporation


                Corporate Office             Administration Office
            177 Telegraph Road, Suite 530 1288 Alberni Street, Suite 806
               Bellingham, WA 98226          Vancouver, BC V6E 4N5
                Tel:  1-888-488-6882         Fax: 1-604-664-0498

                              www.avalonenergy.ws

                                 PRESS RELEASE

                            NEW PRESIDENT FOR AVALON

Bellingham, WA - May 17, 2005 - Avalon Energy Corporation (OTC BB: AVLN) announces that Robert Klein, a current company director has accepted the position of President and CEO of Avalon.

Mr. Klein has been with the Company for several years and has been instrumental in assembling the technical team to develop the Uinta Basin prospect.

Mr. Klein has continuously been involved in the oil and gas industry for almost thirty years. This has included origination, acquisition, and financing of a variety of energy related projects. He was the first to recognize the potential of the LAK project also held by the Company, recognizing its SAGD potential. This project has seen in excess of $12,000,000USD capital investment to date.

There will be a meeting with the Ashley National Forest regulators on May 20, 2005 that Mr. Klein will be attending on behalf of Avalon along with the personnel from EIS Environmental & Engineering Consulting and Oso Energy Resources regarding the proposed drilling program.

"I am extremely pleased to have the opportunity of involvement in a project of such magnitude as the Uinta Basin Prospect at this early stage," states Mr. Klein.

Outgoing President, Carlton Parfitt will remain a director of the Company.

On behalf of the Company,

/s/Carlton Parfitt
-------------------------
Carlton Parfitt, Director

For further information contact investor relations: 1-888-488-6882 Visit our website at www.avalonenergy.ws

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical fact are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays in testing and evaluation of products an other risks detailed from time to time in Avalon's filings with the Securities & Exchange Commission.